CACI International Inc
1100 North Glebe Road
Arlington, Virginia 22201

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of CACI International Inc (the "Company") to be used at the Annual Meeting of Stockholders (the "Annual Meeting") of the Company to be held on December 9, 1999. This Proxy Statement is being mailed on or about October 14, 1999. The presence of a stockholder at the Annual Meeting or any adjournment thereof will not automatically revoke such stockholder's proxy. However, any stockholder furnishing a proxy has the power to revoke it by furnishing written notice to the Secretary of the Company, by delivery to the Company of a proxy bearing a later date, or by voting in person at the Annual Meeting. A proxy card is enclosed for your use in connection with the Annual Meeting. The shares represented by each properly signed and returned proxy will be voted in accordance with the instructions marked thereon or, in the absence of instructions, the proxy will be voted:

FOR the Board of Directors' nominees for election to the Company's Board of Directors; and FOR the ratification of the appointment of Deloitte & Touche LLP as independent auditors.

The Board does not expect that any matters other than those set forth in the Notice of the Annual Meeting will be brought before the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy will vote the shares represented by all properly executed proxies on such matters in accordance with their judgment.

The close of business on October 11, 1999, has been fixed as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting. At the close of business on October 11, 1999, the Company had 11,199,576 shares of Common Stock outstanding.

ELECTION OF DIRECTORS

Eleven (11) Directors are to be elected to hold office until the next Annual Meeting or until their respective successors are elected. If a quorum is present, the affirmative vote of the holders of a majority of the shares of stock entitled to vote and present in person, or represented by proxy, at the Annual Meeting will be required to elect each of the nominees.

Unless authority is withheld or a vote is abstained on the proxy card, the persons named in the accompanying proxy will vote the shares of Common Stock represented by the proxy FOR the election of the nominees listed below. Consistent with the Company's Charter and pursuant to corporation law of the State of Delaware, the total votes received, including abstentions, will be counted for purposes of determining a quorum. Broker non-votes will be counted towards determining a quorum but will not be counted as voting for any candidate. Ten of eleven nominees are currently members of the Board. The Company has no reason to believe that any of the nominees will be unable or unwilling to serve. In the event that any nominee is not available or should decline to serve, the persons named in the proxy will vote for the others and will vote for such other person(s) as they, in their discretion, may decide.

NOMINEES

Listed below are the nominees for Director, with information showing the age of each, the year each was first elected as a Director of the Company, and the business affiliation of each. Ten of eleven nominees are outside Directors.

Outside Directors

Richard L. Leatherwood, 60. Director of the Company since 1996.
Strengths that Mr. Leatherwood brings to the Company's Board include senior level executive experience with publicly held corporations. Mr. Leatherwood's experience includes business unit management for a Fortune 500 transportation company. Corporate Director, Dominion Resources, Inc. and Dominion Energy, 1994-present. President and Chief Executive Officer, CSX Equipment Group, 1986-1991. Vice Chairman, Chessie System Railroads and Seaboard System Railroad, 1985. President and Chief Executive Officer, Texas Gas Resources Group, 1983-1985.

Larry L. Pfirman, 53. Director of the Company since 1993.
Mr. Pfirman's contributions to the Company's Board include his experience as a senior level businessman, and his perspective as an active, private investor. Private investor. Founder, Chairman, and Chief Executive Officer, Tara Lee Management Company, 1998-present. Founder, Chairman, and Chief Executive Officer, Tara Lee Sportswear, Inc., 1978-1998. Founder and former Chairman, Spectro Knit Mfg. Co., 1978-1997.

Warren R. Phillips, 58. Director of the Company since 1974.
In addition to his experience as a senior level technology executive, Dr. Phillips brings to the Company's Board considerable expertise in the areas of information technology consulting and the provision of computer services. The Company's Board also benefits from Dr. Phillips' familiarity with the U.S. intelligence community and his understanding of international business issues. Executive Vice Chairman, Chief Executive Officer and Secretary/Treasurer, Moscow/Maryland, Inc. (formerly, Soviet American Venture Initiatives (US-USSR)); Chief Executive Officer, International Initiative, Inc., 1995-present. Professor, Assistant Vice President for Administration and Computer Services, and Chief Academic Officer, University of Maryland, 1974-present. Consulting in National Defense, Political Science, Information Systems, Foreign Affairs, International Relations, Simulation and Crisis Management, Quantitative Analysis: Department of State, Department of Defense, Department of Energy, Arms Control and Disarmament Agency, Maryland State Legislature, USAID, IBM, Ford Foundation, Brown & Root, Inc., Bendix Corporation, RAND Corporation, Arthur Young. Ph.D., University of Hawaii-Political Science.

Charles P. Revoile, 65. Director of the Company since 1993.
As an attorney and former senior level executive, Mr. Revoile brings to the Company's Board his vast experience in the governance of publicly held corporations and in contracting with the Federal Government. In addition, the Company's Board values Mr. Revoile's perspective as an active, private investor. Private investor. Legal and business consultant, 1992-present. Senior Vice President, General Counsel and Secretary, CACI International Inc, 1985-1992 (retired 1992). Vice President and General Counsel, Stanwick Corporation, 1971-1985.

William B. Snyder, 70. Director of the Company since 1996.
Mr. Snyder brings to the Company's Board his experience as a senior level executive of a Fortune 500 insurance company, his understanding of investor organizations, and his knowledge of financial institutions. General Partner of Merastar Partners Limited Partnership since 1991. Chairman and Chief Executive Officer, GEICO Corporation, 1985-1993. Board member of Phillips Publishers, Inc., 1994-present. Member of Advisory Boards of Riggs Bank, N.A. and Washington Mutual Investors Fund.

Richard P. Sullivan, 66. Director of the Company since 1996.
Strengths that Mr. Sullivan brings to the Company's Board include his experience as a former senior level executive of a Fortune 500 company, his expertise in mergers and acquisitions, and his background in investment banking. The Company's Board also benefits from Mr. Sullivan's insights as a seasoned executive with company directorships in diverse industries. President and Chief Executive Officer, Cargill Detroit Corporation, 1997-present. Chairman and Chief Executive Officer, The J.L. Wickham Co., Inc., 1992-1997. Vice Chairman, Ferris Baker Watts, Incorporated, Chief Executive Officer, Baker, Watts & Co., Inc., 1987-1993. Past and present Corporate Director: Equitable Bancorporation, Monumental Corporation, Noxell Corporation, PRC, PharmaKinetics Labs, Inc., National Association of Manufacturers. Board member, The United Way of Central Maryland, Central Maryland YMCA, The Johns Hopkins University, 1979-1991, Towson University School of Business and Economics.

John M. Toups, 73. Director of the Company since 1993.
Mr. Toups brings to the Company's Board his experience as a senior level executive of a major information technology contractor, banking knowledge, and company directorships in diverse industries, including a Fortune 500 corporation. Outside Director, Halifax Corporation, NVR, Inc., Telepad Corporation, Thermatrix Inc. and GTSI. President and Chief Executive Officer, PRC, Inc., 1978-1982. Chairman, President and Chief Executive Officer, PRC, Inc., 1982-1985. Chairman and Chief Executive Officer, PRC, Inc., 1985-1987. Member of Fairfax Hospital System Board of Trustees. Director and past President, Professional Services Council Board of Directors. Past Director: PRC, Inc., Emhart Corporation, Washington Bancorp, Washington Gas Light Company, and Guest Services.

Vincent L. Salvatori, 67. Director of the Company since 1998.
Strengths that Mr. Salvatori brings to the Company's Board include experience as a senior level executive of a public corporation in the information technology industry operating in the Federal Government market, expertise in business planning, the U.S. intelligence community, and research and engineering. Chairman of the Board of Dynamic Engineering, Inc., 1992-present. Director, Association of Corporate Growth, Washington Chapter, 1987-1999. Chairman of the Board, QuesTech, Inc., 1992-1998. President and Chief Executive Officer, QuesTech, Inc., 1988-1992. Executive Vice President, Planning and Technology, QuesTech, Inc., 1984-1988. Vice President, Quest Research, Inc., 1968-1984. Founder of Quest Research, 1968.

Dr. Glenn Ricart, 50. Director of the Company since 1998.
Dr. Ricart brings to the Company's Board a technologist's understanding of the information technology and telecommunications industries, knowledge of the Department of Defense, and his experience as a senior level executive of a publicly held corporation. Executive Vice President and Chief Technology Officer, CenterBeam, Inc., 1999-present. Outside Director, First USA Financial Services, Inc., 1998-present. Senior Vice President and Chief Technology Officer, Novell, Inc., 1995-1999. Outside Director, SCO, Inc., 1998-1999. Program Manager, Defense Advanced Research Projects Agency, 1994-1995. Director, Computer Science Center, University of Maryland and other senior posts, 1982-1994. Founder, SURAnet, 1983-1994. Past Board Member: EDUCOM, National Association of State Universities and Land Grant Colleges, BITNET, Seminars on Academic Computing.

Richard L. Armitage, 54. Director Nominee.
Ambassador Armitage offers the Company's Board his varied experience in serving on the boards of large companies and policy-oriented organizations, and his experience in conducting complex transactions. Ambassador Armitage also offers insights into the Department of Defense, and the policy and process associated with budget and program development. President of Armitage Associates L.C., 1993-present. Ambassador, U.S. Department of State, 1992-1993. Diplomat, U.S. Department of State, 1989-1992. Assistant Secretary of Defense for International Security Affairs, 1983-1989. Deputy Assistant Secretary of Defense for East Asia and Pacific Affairs, Office of the Secretary of Defense, 1981-1983. Senior Advisor to the Interim Foreign Policy Advisory Board, Ronald Reagan presidential campaign, 1980. Administrative Assistant to Senator Robert Dole, 1978. Board Member: Roy F. Weston, Inc., U.S.-Azerbaijan Chamber of Commerce. Member of the Advisory Board of ManTech International Corporation, and of the Secretary of Defense's Defense Policy Board. Past Board Member of General Dynamics Electric Systems, Inc.

Management Director

Dr. J.P. London, 62. Chairman of the Board and Chief Executive Officer.
Under Dr. London's leadership, the Company has grown to become an international pacesetter in information technology markets throughout North America and Western Europe. Dr. London developed the Company's business in advanced information systems, systems engineering and logistics sciences. He also engineered the Company's revenue and profit turnaround in 1984-1985. In 1990, he created the Company's "New Era" strategic vision to transform the Company into an information technology-focused organization for broader opportunities in rapidly changing markets. In fiscal 1995, the Company achieved Dr. London's New Era objectives and set Company records for revenue and profit. Now, in the late 1990s, Dr. London has transformed the Company into an infotech solutions provider with distinctions across the technology spectrum, from information security to intelligence community and telecommunications services. Elected Chairman, April 1990. Director of the Company since 1981. Joined CACI 1972, developed CACI's extensive work in advanced information systems, systems engineering and logistics sciences. Vice President 1975, Senior Vice President 1977, Executive Vice President 1979, Operating Division President 1982, President and Chief Executive Officer, 1984. Senior Advisory Board, Northern Virginia Technology Council. Board of Advisors, the George Washington University School of Business and Public Management. Board of Advisors, Marymount University. KPMG High Tech Entrepreneur Award 1995. Distinguished Alumni Award, George Washington University 1996. B.S., U.S. Naval Academy, Engineering; M.S., U.S. Naval Postgraduate School, Operations Research. Doctorate, George Washington University, Business Administration, conferred "with distinction".

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

The Company's Board held four (4) meetings during the fiscal year ended June 30, 1999. Each Director, while acting as Director, attended at least seventy-five percent (75%) of the total number of meetings held by the Board and committees of the Board on which he served.

The Board had a Compensation Committee, an Executive Committee, and an Audit Committee during fiscal year 1999.

During fiscal year 1999, the Compensation Committee consisted of Directors Leatherwood, Pfirman, Revoile, Salvatori, Snyder, Sullivan, and Toups. During the entire fiscal year, Director Revoile served as the Committee Chairman. The Compensation Committee administers the Company's 1996 Stock Incentive Plan, determines the benefits to be granted to key employees thereunder, and is responsible for determining and making recommendations to the Board of Directors regarding compensation to be paid to Executive Officers of the Company. The Compensation Committee met four times during fiscal year 1999. A report of the Compensation Committee regarding executive compensation appears below in this Proxy Statement.

During fiscal year 1999, the Executive Committee was composed of Directors London, Pfirman, Phillips, Sullivan and Toups. Director London served as the Committee's Chairman. The Executive Committee is responsible for providing Board input and authorization necessary in the interim between full Board meetings, and for identifying those items which merit consideration or action by the entire Board. The Executive Committee did not meet during fiscal year 1999.

During fiscal year 1999, the Audit Committee consisted of Directors Leatherwood, Phillips, Revoile, Ricart and Snyder. Director Phillips served as the Committee Chairman. The Audit Committee is responsible for overseeing and reviewing the Company's financial information which will be provided to stockholders and others, the system of internal controls established by management and the Board of Directors, and the annual audit conducted by the independent accountants. The Audit Committee met four times during fiscal year 1999.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

The following table provides information as of August 31, 1999, with respect to beneficial ownership of the Company's Common Stock held by each person known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding Common Stock.

Beneficial Owner	Amount of Beneficial Ownership of Common Stock	Percent of Common Stock (1)

Dr. J. P. London 1100 North Glebe Road Arlington, Virginia 22201	830,514(2)	7.42%

Neuberger & Berman LLC 605 Third Avenue New York, New York 10158	1,104,800	9.86%

Kennedy Capital Management 10829 Olive Boulevard St. Louis, Missouri 63141	629,356	5.62%

Wanger Asset Management, LP 227 W. Monroe St., Suite 3000 Chicago, Illinois 60606-5016	685,800	6.12%

(1)    All options are treated as exercised for shares of Common Stock.

(2)   Dr. London holds options that are currently exercisable for 25,000 shares of Common Stock and are included in this table. 21,569 of the shares included in this table are indirectly owned by Dr. London.

The following table provides information with respect to beneficial ownership for each Executive Officer, each present Director, each Director Nominee, and for all Executive Officers and Directors of the Company as a group.

Name of Beneficial Owner And Position	Amount of Beneficial Ownership of Common Stock	Percent of Common Stock (1)

Dr. J.P. London CEO, Chairman and Nominee	830,514 (2)	7.42%

Ronald R. Ross Executive Officer	157,400 (3)	1.41%

Stephen L. Waechter Executive Officer	0	* (4)

Gregory R. Bradford Executive Officer	125,000 (5)	1.12%

Jeffrey P. Elefante Executive Office	35,000 (6)	0.31%

Joseph J. Lenz Executive Officer	0	*

Richard L. Leatherwood Director and Nominee	8,500 (7)	*

Larry L. Pfirman Director and Nominee	414,110	3.7%

Warren R. Phillips Director and Nominee	14,000 (8)	0.12%

Charles P. Revoile Director and Nominee	27,300 (9)	0.24%

William B. Snyder Director and Nominee	20,000	0.18%

Richard P. Sullivan Director and Nominee	1,000	*

John M. Toups Director and Nominee	3,000	*

Vincent L. Salvatori Director and Nominee	0	*

Dr. Glenn Ricart Director and Nominee	0	*

Richard L. Armitage Director Nominee	0	*

All Executive Officers and Directors as a Group (16 in number)	1,635,824	14.69%

(1)  All options exercisable currently or within the next six months are treated as exercised for shares of Common Stock.

(2)  See Note 2 to the table of beneficial owners on page 6.

(3)  Includes 75,000 shares currently exercisable, and 75,000 shares issuable upon the exercise of options which are exercisable in the next sixth months.

(4)  The asterik (*) denotes that the individual holds less than one tenth of one percent (0.1%) of Common Stock.

(5)  Includes 95,000 shares issuable upon the exercise of options which are currently exercisable.

(6)  All 35,000 shares issuable upon the exercise of options which are currently exercisable.

(7)  Includes 2,000 shares owned by his wife.

(8)  All 14,000 shares issuable upon the exercise of options which are currently exercisable.

(9) All 27,300 shares issuable upon the exercise of options which are currently exercisable.

Section 16(a) Reporting

Section 16(a) of the Securities and Exchange Act of 1934 requires the Company's Officers and Directors and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Such Officers, Directors and Stockholders are required by SEC regulations to furnish the Company with copies of all such reports that they file.

Based solely on a review of copies of reports filed with the SEC and of written representations by certain Officers and Directors, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis.

EXECUTIVE OFFICERS

As of June 30, 1999, the Executive Officers of the Company were Dr. J.P. London, Chairman of the Board and Chief Executive Officer, and the following five persons indicated in the table below.

Name, Age	Positions and Offices With the Company	Principal Occupations, Past Five Years

Ronald R. Ross, 57	President, Chief Operating Officer	Former President and Chief Operating Officer of the Company from September, 1997 to August 11, 1999. President of Computer Science Corporation Systems Engineering Division, July 1993-September 1997.

Stephen L. Waechter, 49	Executive Vice President, Chief Financial Officer, Treasurer & Director of Business Services
Executive Vice President ("EVP"), Chief Financial Officer ("CFO"), Treasurer & Director of Business Services for the Company since April 1999. EVP, CFO, Treas.-Gov't Tech. Svcs, Inc., 1997-1999. Sr. VP, CFO, Treas., The Vincam Group, Inc., 1996-1997. Sr. VP, CFO, Treas., Applied Bioscience Int'l Inc., 1993-1996. VP Finance, General Electric 1974-1993.

Gregory R. Bradford, 50	President and Managing Director, CACI Limited; Manager, Marketing Systems Group	President, CACI Limited and Manager, Marketing Systems Group since January 1994; Managing Director, CACI Limited, 1986-present.

Jeffrey P. Elefante, 53	Executive Vice President, General Counsel, Secretary, and Director of Contract and Administrative Services
Executive Vice President of the Company since July 1996; General Counsel, Secretary, and Director of Contract Services of the Company, 1992-present; Director of Administrative Services of the Company, 1998-present; Senior Vice President, 1992-1996.

Joseph J. Lenz, 47	President, CACI Products Company; Manager, Simulations Systems Group
President, CACI Products Company and Manager, Simulations System Group since October 1995; Senior Vice President, CACI Products Company worldwide sales, January 1995 to September 1995; Senior Vice President, Managing Director of CACI Nederland B.V., 1992-1995.

DIRECTOR AND EXECUTIVE OFFICER COMPENSATION

Compensation of Directors

During fiscal year 1999, each Director not employed by the Company or any of its subsidiaries was compensated according to the following arrangements for his participation in meetings of the full Board of Directors and the Committee(s) of which he was a member:

Full Board: Eighteen Thousand Dollars ($18,000) for up to six meetings per year. Any additional in-person meetings of any length, One Thousand Dollars ($1,000). Additional phone meetings of any length, Five Hundred Dollars ($500).

Audit Committee: Five Thousand Dollars ($5,000) for up to four meetings per year. Any additional in-person meetings of any length, One Thousand Dollars ($1,000) per meeting. Additional phone meetings of any length, Five Hundred Dollars ($500) per meeting. The Chairman of this Committee receives an additional Three Thousand Dollars ($3,000).

Compensation Committee: Five Thousand Dollars ($5,000) for up to four meetings per year. Any additional in-person meetings of any length, One Thousand Dollars ($1,000) per meeting. Additional phone meetings of any length, Five Hundred Dollars ($500) per meeting. The Chairman of this Committee receives an additional Four Thousand Dollars ($4,000).

Executive Committee: Five Thousand Dollars ($5,000) for up to four meetings per year. Any additional in-person meetings of any length, One Thousand Dollars ($1,000) per meeting. Additional phone meetings of any length, Five Hundred Dollars ($500) per meeting. Dr. London serves as the Chairman of this Committee and does not receive any compensation for this position.

Dr. London received no separate compensation for his services as Director. However, all Directors are reimbursed for expenses associated with attending meetings of the Board and its committees.

During fiscal year 2000, Directors who are not employed by the Company or any of its subsidiaries will be compensated on the same basis as those arrangements described above.

Compensation of Executive Officers

The following table summarizes compensation paid by the Company and its subsidiaries to Dr. London, the Company's Chairman and Chief Executive Officer, and the five other executive officers of the Company during the fiscal year ended June 30, 1999, compared with the two previous fiscal years.

Summary of Executive Officer Compensation

Long Term Compensation
Annual Compensation					Awards		Payouts

(a) Name and Principal Position	(b) Fiscal Year	(c) Salary $	(d) Bonus $	(e) Other Annual Compen- sation $	(f) Restricted Stock Award $	(g) Options #	(h) LTIP Payouts $ (1)	(i) Other Annual Compen- sation $ (2)

J. P. London Chief Executive Officer and COB	1999 1998 1997	$300,000 225,000 225,000	$376,143 335,178 85,232	- - -	- - -	100,000 - -	N/A N/A N/A	$45,659 60,481 76,209

R. R. Ross President and COO	1999 1998 1997(3)	$250,000 188,817 -	$175,969 209,004 -	- - -	- - -	45,000 300,000 -	N/A N/A N/A	$41,315 23,539 -

J. P. Allen EVP, CFO Treasurer and Director of Business Services	1999(4) 1998 1997	$73,426 175,000 175,000	$155,141 129,408 42,000	- - -	- - -	- - -	N/A N/A N/A	$9,790 15,238 12,588

S. L. Waechter EVP, CFO and Treasurer	1999(5) 1998(6) 1997(6)	$51,669 - -	- - -	- - -	- - -	80,000 - -	N/A N/A N/A	$3,233 - -

G. R. Bradford President and Managing Director of CACI Limited	1999 1998 1997	$179,046(7) 179,354(7) 176,717(7)	$298,810 301,180 44,375	$46,355(8) 44,034(8) 43,707(8)	- - -	35,000 20,000 -	N/A N/A N/A	$25,185 44,694 23,242

J. P. Elefante EVP, General Counsel, Secretary and Director of Contract and Admin. Services	1999 1998 1997	$149,432 125,000 125,000	$117,141 132,141 30,000	- - -	- - -	15,000 - 10,000	N/A N/A N/A	$23,556 13,334 21,680

J. J. Lenz President, CACI Products Company	1999 1998 1997	$134,500 100,000 100,000	$16,000 47,264 216,854	- - -	- - -	35,000 - -	N/A N/A N/A	$12,752 33,447 30,665

(1)  "LTIP" stands for Long-Term Incentive Plan. The Company does not provide a LTIP.

(2)  Other Annual Compensation in this column includes accrued vacation payable in excess of amounts actually paid, amounts contributed under the Company's qualified and non-qualified pension plans, and amounts paid by the Company for leased or owned automobiles.

(3)  Mr. Ross was not employed by the Company until September 27, 1997; therefore, there are no compensation figures provided for fiscal year 1997.

(4)  Mr. Allen left the Company in December, 1998; therefore, compensation in fiscal year 1999 is less than $100,000.

(5)  Mr. Waechter was not employed by the Company until April 12, 1999; therefore, compensation in fiscal year 1999 is less than $100,000.

(6)  Mr. Waechter was not employed by the Company until April 12, 1999; therefore there are no compensation figures provided for fiscal years 1997 and 1998.

(7)  Mr. Bradford's compensation is paid partly in British pounds sterling and is reported in this table in U.S. dollars at the average exchange rate in effect during the fiscal year. This currency conversion of pounds sterling to U.S. dollars causes Mr. Bradford's reported salary to fluctuate from year to year.

(8)  Reimbursement was paid to Mr. Bradford (a U.S. citizen) for tuition costs for Mr. Bradford's children while residing in the United Kingdom.

Stock Options

The table below contains information relating to stock options granted to the Executive Officers named above.

Option Grants During Fiscal Year 1999

Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (until 9/28/07)

(a) Name	(b) Options Granted (#)(1)	(c) % of Total Options Granted to Employees in Fiscal Year (%)	(d) Exercise Price ($/Sh)(2)	(e) Expiration Date	(f) 5% ($) (3)	(g) 10% ($) (3)

J. P. London	100,000	27%	$15.41	9/15/08	$969,126	$2,455,957

R. R. Ross	45,000	12%	$18.81	6/30/08	$531,827	$1,349,023

J. P. Allen	-	-	-	-	-	-

S. L. Waechter	80,000	21%	$16.31	4/12/09	$820,732	$2,079,897

G. R. Bradford	35,000	9%	$18.75	8/17/08	$412,712	$1,045,893

J. P. Elefante	15,000	4%	$18.81	6/30/08	$177,443	$449,674

J. J. Lenz	35,000	9%	$18.81	6/30/08	$414,133	$2,079,897

(1)  Option grants were permitted under the Company's 1996 Employee Stock Incentive Plan. Specific grants are determined by the Compensation Committee of the Board of Directors, subject to the annual limitations permitted under Section 422A of the Internal Revenue Code with respect to Incentive Stock Options. The shares granted are in the form of Non-Qualified Stock Options. The shares granted are exercisable over a three (3) year period. The grants are exercisable for a period of ten years, so long as the Grantee remains an employee of the Company. The options will lapse if the Grantee leaves the Company before the exercise date, if the Grantee fails to exercise the options within 60 days of leaving the Company after the exercise date, or if the Grantee fails to exercise the options prior to the expiration date.

(2)  The exercise price of options granted under the Plan is equal to the closing price of the stock on the date of grant.

(3)  The potential realizable value of the options assumes option exercise ten years from the date of grant and is calculated based upon the assumption that the market price of the underlying shares increases over the ten-year period at the assumed annual rates, compounded annually. The assumed annual rates in this column are suggested by the Securities and Exchange Commission. The actual value, if any, that an executive may realize will depend on the excess of the stock price over the grant price on the date the option is exercised, so that there is no assurance the value realized by an individual will be at or near the value estimated in this column.

Aggregated Option Exercises in Fiscal 1999, and Fiscal Year-End Option Values

(a) Name	(b) Shares Acquired on Exercise (#)	(c) Value Realized ($) (1)	(d) Number of Unexercised Options at June 30, 1999 (#) Exercisable Unexercisable		(e) Value of Unexercised In-the-Money Options at June 30, 1999 ($) Exercisable Unexercisable(2)

J. P. London	0	$0	198,500	100,000	$3,988,437	$709,000

R. R. Ross	0	$0	75,000	270,000	$227,250	$847,800

J. P. Allen	0	$0	0	0	$0	$0

S. L. Waechter	0	$0	0	80,000	$0	$494,960

G. R. Bradford	0	$0	85,000	55,000	$1,527,612	$206,250

J. P. Elefante	0	$0	30,000	25,000	$518,362	$186,600

J. J. Lenz	20,100	$82,913	0	35,000	$94,050	$129,150

(1)  Market value of underlying securities at exercise, minus the exercise price.

(2)  The value of unexercised in-the-money options is calculated by subtracting the exercise price from the market value of the Company's stock at fiscal year-end (which was $22.50, based on the closing price of the Common Stock as reported on the NASDAQ National Market on June 30, 1999).

Employment Agreements

The Company has entered into agreements with certain executive officers for the purpose of providing those officers with a degree of security that will enhance the chances that they will remain with the Company, even when there is a planned or threatened change of control of the Company. The term of each agreement is for one year with an automatic one-year extension each year. Each executive officer who is a party to one of these agreements may be terminated by the Company in the event of death, disability or for cause as determined by the Board. In the event of termination for any other reason, the agreements provide that the Company will pay a severance payment equal to a number of months of the executive's base salary. In the event of a termination within one year of the effective date of a change of control, as defined in the agreements, the agreements provide that the Company will pay a termination payment equal to double the severance payment provided. The agreements restrict each executive's rights to compete with the Company or to offer employment to Company employees following termination. Additional information about each of the agreements is provided below.

On August 17, 1995, the Company entered into an Employment Agreement with Dr. J.P. London, the Chairman of the Board and Chief Executive Officer of the Company. The agreement provides for a salary of not less than Two Hundred Thousand Dollars ($200,000) per year to be set by the Board, and participation in any bonus, incentive compensation, pension, profit-sharing, stock purchase and stock option plan as well as annuity or group insurance, medical and other benefit plan maintained by the Company for its employees. The agreement also provides that the Company will reimburse business expenses incurred in the performance of Dr. London's duties. Dr. London's severance payment is equal to eighteen (18) months of his current base salary. In the event Dr. London is terminated within one (1) year following a change of control of the Company, Dr. London will receive a termination payment equal to thirty-six (36) months of his current base salary.

On October 1, 1997, the Company entered into a Severance Compensation Agreement with Ronald R. Ross, then President and Chief Operating Officer of the Company. The severance payment would have been equal to eighteen (18) months of Mr. Ross' current base salary if such termination occurred on or before September 30, 1998, and would have been an amount equal to twelve (12) months of Mr. Ross' current base salary if such termination occurred after September 30, 1998. On August 10, 1999, however, the Company and Mr. Ross entered into an agreement governing all of the terms of Mr. Ross' separation from the Company.

On April 5, 1995, the Company entered into a Severance Compensation Agreement with Gregory R. Bradford, the President and Managing Director of CACI Limited. The severance payment is equal to twelve (12) months of Mr. Bradford's current base salary. In the event Mr. Bradford is terminated within one (1) year following a change of control of the Company, Mr. Bradford will receive a termination payment equal to twenty-four (24) months of his current base salary.

On November 11, 1998, the Company entered into a Severance Compensation Agreement with Joseph J. Lenz, the President of CACI Products Company. The severance payment is equal to twelve (12) months of Mr. Lenz's current base salary. In the event Mr. Lenz is terminated within one (1) year following a change of control of the Company, Mr. Lenz will receive a termination payment equal to twenty-four (24) months of his current base salary.

On August 29, 1995, the Company entered into a Severance Compensation Agreement with Jeffrey P. Elefante, the Executive Vice President, General Counsel, Secretary and Director of Contract and Administrative Services of the Company. The severance payment is equal to twelve (12) months of Mr. Elefante's current base salary. In the event Mr. Elefante is terminated within one (1) year following a change of control of the Company, Mr. Elefante will receive a termination payment equal to twenty-four (24) months of his current base salary.

On July 25, 1996, the Company entered into a Severance Compensation Agreement with James P. Allen, then Executive Vice President, Chief Financial Officer and Treasurer of the Company. The severance payment provided for in the agreement was equal to twelve (12) months of Mr. Allen's current base salary. In December, 1998, however, the Company and Mr. Allen entered into an agreement governing all aspects of Mr. Allen's separation from the Company.

COMPANY STOCK PERFORMANCE CHART

The following chart shows how $100 invested as of June 30, 1994, in shares of the Company's Common Stock would have grown during the five-year period ended June 30, 1999, as a result of changes in the Company's stock price, compared with $100 invested in the Standard & Poor's 500 Stock Index, and in the Standard & Poor's Technology 500 Index.

Comparison of Five Year Cumulative Total Return

CACI International Inc, S&P 500 Index, and S&P Technology - 500

				June 30
	Base	Index Returns
Company/Index Name	1994	1995	1996	1997	1998	1999

CACI International Inc	$100.00	$144.12	$185.29	$179.41	$247.80	$264.71
S & P 500 Index	100.00	126.07	158.85	213.97	278.51	341.88
S & P Technology-500	100.00	162.70	193.86	294.72	395.97	653.31

STOCK INCENTIVE PLAN

During fiscal year 1997, the Company's 1986 Employee Stock Incentive Plan (the "1986 Plan") expired by its terms on September 24, 1996. The Board of Directors adopted the 1996 Stock Incentive Plan (the "1996 Plan") to replace the 1986 Plan. The 1996 Plan was approved by a majority vote of the stockholders at the November 14, 1996 Annual Meeting.

The Company's 1996 Plan is intended to advance the best interests of the Company and its subsidiaries by providing key employees who have substantial responsibility for corporate management and growth with additional incentives through the acquisition of Company securities, thereby increasing the personal stake of these key employees in the success of the Company and encouraging them to remain in the employ of the Company and its subsidiaries. In addition, to accomplish these goals, the 1996 Plan is intended to provide additional incentive to highly qualified candidates to accept employment with the Company.

The 1996 Plan is administered by the Board's Compensation Committee. At least twice each fiscal year, the Compensation Committee meets to designate eligible employees, if any, to participate under the 1996 Plan and the type, amount, dates and terms of any grants to be made. The Compensation Committee determines specific grants, subject to the annual limitations permitted under Section 422A of the Internal Revenue Code (the "Code") (pertaining to Incentive Stock Options).

Participation in the 1996 Plan may be in the form of an award of (i) options to purchase Common Stock intended to qualify as incentive stock options, as defined in Section 422A of the Code, (ii) options not qualifying under Section 422A (i.e., non-qualified options), (iii) shares of stock at no cost or at a purchase price set by the Committee, subject to restrictions and conditions determined by the Committee, (iv) unrestricted shares of stock at prices set by the Committee, (v) rights to acquire shares of Common Stock upon attainment of performance goals specified by the Committee, and (vi) rights to receive cash payments based on or measured by appreciation in the market price of the Common Stock (Stock Appreciation Rights).

Awards may be granted under the 1996 Plan to officers and employees of the Company or any of its subsidiaries. The total number of shares of Common Stock that may be issued pursuant to the 1996 Plan is 1,500,000. No employee may be granted awards under the 1996 Plan, including stock options and stock appreciation rights, with respect to more than 300,000 shares in any calendar year.

OTHER COMPENSATION PLANS

At various times in the past, the Company has adopted certain broad-based employee benefit plans in which the Executive Officers are permitted to participate on substantially the same terms as other employees who meet applicable eligibility criteria, subject to any legal limitations on the amounts that may be contributed or the benefits that may be payable under these Company plans. For example, in fiscal year 1998, under the Company's $MART Plan (401(k) Plan), participants selected from a variety of investment options, including a CACI Common Stock investment option. The $MART Plan authorizes employees to contribute up to 15% (subject to certain limitations and annual vesting) of their total compensation. The Company provides matching contributions of 50% of the amount of the employee's contribution up to 6% of the employee's total cash compensation. In addition, the Company may make discretionary profit sharing contributions to the $MART Plan. The CACI Common Stock investment option in the $MART Plan provides an additional way to link officer and employee interests more directly to that of stockholders.

OTHER STOCK PLANS

On July 1, 1998, the Company adopted a variety of stock plans, in which select Company officers are permitted to participate in order to provide additional compensation to those employees who substantially influence the profitability of the Company, to assist in their retention, and to encourage stock ownership among them. The stock plans are: (1) the CACI Stock Option Restoration Program to allow designated executive stock option holders to tender currently-owned shares of the Company's common stock to cover the cost of exercising a vested stock option and obtain a new grant of options to replace those exercised; (2) the CACI Executive Bonus Plan to allow eligible officers to take stock in lieu of cash bonuses annually; and (3) the CACI Officer Stock Deposit Program to allow eligible executive officers to deposit annually a one-time minimum of two thousand five hundred (2,500) shares (up to a maximum cumulative deposit of twenty-five thousand (25,000) shares) of Company stock in a trust account established by the Company to qualify for a Company award of twenty percent (20%) of their deposit amount in non-qualified stock options.

COMPENSATION COMMITTEE REPORT FOR FISCAL YEAR 1999

The Company's executive compensation policies and practices are overseen by the Compensation Committee of the Board of Directors (the "Committee"). In Fiscal 1999 the members of the Committee were Richard L. Leatherwood, Larry L. Pfirman, Charles P. Revoile, Vincent L. Salvatori, William B. Snyder, Richard P. Sullivan and John M. Toups (Mr. Salvatori joined the Committee effective November 19, 1998). Each Committee member is a non-employee Director. Committee actions concerning executive officer compensation are subject to full Board review. Award decisions under the Company's 1996 Employee Stock Incentive Plan, however, are delegated exclusively to the Committee.

Set forth below is the report of the Committee for fiscal year 1999 addressing the Company's executive compensation policies for fiscal year 1999 as they affected (1) Dr. London and (2) Messrs. Allen, Bradford, Elefante, Lenz, Waechter and Ross, who were the Company's executive officers ("Executive Officers"). (Mr. Allen left the Company in December, 1998 and Mr. Waechter joined the Company onApril 12, 1999.)

Executive Compensation Policies

Executive Officers' compensation levels are intended to be fair (but not excessive) and competitive with similar sized companies in the Company's industry. In setting compensation levels, the Committee takes into account both objective and subjective performance criteria, including: (1) the Company's after-tax earnings; (2) actual versus target operating performance in terms of revenue and after-tax earnings; (3) each officer's initiative and contributions to overall performance; (4) achievement of specific, pre-set strategic objectives; (5) managerial ability; and (6) performance of special projects.(1)   Incentive compensation programs typically include performance thresholds, below which either no bonus or a significantly reduced bonus is paid. It is the Committee's intent by considering these criteria to tie a significant portion of the Executive Officers' compensation to Company performance.

The Company uses stock-based compensation to the Executive Officers as a means of (1) aligning the interests of management with those of the stockholders, and (2) retaining key executives through the use of stock option awards with future exercise dates. In November, 1998, based on the recommendation of the Committee, in order to enhance the role of stock ownership in executive compensation and increase the stock holdings of Company officers, the Board of Directors adopted the following plans in which the Executive Officers may participate: (1) a Stock Option Restoration Program; (2) an Executive Stock Bonus Plan; and (3) an Officer Stock Deposit Program (such Plans are described in the section entitled "Other Stock Plans" in this Proxy Statement).

Executive Officers also are permitted to participate in certain broad-based employee benefit plans on substantially the same terms as other employees who meet applicable eligibility criteria, subject to any legal limitation placed on the amounts that may be contributed or the benefits that may be payable under such plans. For example, the Company makes matching and profit sharing contributions to the Company's voluntary 401(k) $MART Plan on behalf of the Executive Officers based on the amount of each Executive Officer's contributions to the Plan and on the Company's profits for each fiscal year.

Relationship of Executive Compensation to Company Performance

Compensation paid to the Executive Officers in fiscal year 1999 (as reflected in the Summary of Executive Officer Compensation table included in this Proxy Statement) consisted primarily of base salary and performance bonus, along with specific stock option grants (as reflected in the "Option Grants During Fiscal Year 1999" table included in this Proxy Statement).

Compensation plans for fiscal year 1999 were developed late in fiscal year 1998 following a review of compensation to ascertain the compensation levels which would be necessary or desirable to maintain the Company's compensation structure on a competitive basis, and to provide appropriate incentive for achieving desired Company performance. Specific performance targets were established and incorporated into fiscal year business plans that were developed by the Executive Officers under the supervision of the Chief Executive Officer and approved by the Board of Directors.

The approved fiscal year business plans were used as the basis for the Company's performance bonus plans, which provided for bonus payments to Executive Officers based on actual versus target operating performance in terms of after-tax earnings for the Company as a whole; and for those Executive Officers in charge of an operating unit, for the Executive Officer's particular unit. These plans provided for (1) no bonus payment for performance below a pre-set minimum profit threshold; (2) payment of a base bonus for performance that exceeded the minimum profit threshold; and (3) payment of an enhanced bonus at increasing percentage levels as performance met or exceeded additional pre-set profit levels.

The Company's incentive compensation plans also allowed for payment of additional compensation on the basis of achievement of (1) specific, pre-set strategic objectives and (2) an evaluation of each Executive Officer's initiative and contribution to overall performance apart from quantitative financial performance. Payments pursuant to such subjective criteria were determined at or close to the end of fiscal year 1999 after discussions among the Committee and, for all Executive Officers other than Dr. London, after discussions between the Committee and Dr. London.

Chief Executive Officer Compensation

The Committee's approach to setting the Chief Executive Officer's compensation, as in the case of the other Executive Officers, is to tie a significant portion of his compensation to Company performance, while seeking to be competitive with other similar sized companies in the Company's industry and to provide the Chief Executive Officer with some certainty as to the level of his compensation through base salary. The Committee believes that this approach appropriately rewards the Chief Executive Officer for achievement of Company performance goals.

Dr. London's salary and bonus compensation for fiscal year 1999 was Nine Hundred Twenty Two Thousand Two Hundred Forty Six Dollars ($922,246) an increase of Three Hundred Sixty Two Thousand Sixty Eight Dollars ($362,068) from fiscal year 1998 as a result of an increase in Dr. London's salary from $225,000 to $300,000 and of the operation of Dr. London's incentive compensation plan applied to the Company's after-tax earnings in fiscal year 1999.

Dr. London's fiscal year 1999 incentive compensation was based on the Company's net after-tax profit, both for individual quarters within the fiscal year and for the fiscal year as a whole. Dr. London was entitled to a bonus based on each quarter's net after-tax profit so long as that profit was equal to or exceeded the net after-tax profit for the same quarter of fiscal year 1998, and a larger, variable bonus upon reaching or exceeding a predetermined threshold net after-tax profit level for the fiscal year. During fiscal year 1999, by operation of the applicable bonus formulae, Dr. London earned Six Hundred Twenty Two Thousand Two Hundred Forty Six Dollars ($622,246) in aggregate incentive compensation for quarterly and annual net after-tax profit results for the fiscal year.

The Committee believes that in view of the Company's performance for the year, Dr. London's compensation for fiscal year 1999 was reasonable.

In June, 1999, the Committee and the Board of Directors approved a bonus arrangement for Dr. London for fiscal year 2000 which ties a significant portion of Dr. London's compensation to the achievement by the Company of certain profit results during fiscal year 2000.

(1)  The Committee also considers cost-of-living and expatriate adjustments for Executive Officers serving outside the United States. At present, Mr. Bradford, Executive Vice President of the Company and President and Managing Director of CACI Limited, a Company subsidiary in the United Kingdom, is the only Executive Officer serving abroad.

RESPECTFULLY SUBMITTED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS:

Richard L. Leatherwood	Larry L. Pfirman	Charles P. Revoile

Vincent L. Salvatori	William B. Snyder	Richard P. Sullivan

John M. Toups

TRANSACTIONS WITH MANAGEMENT AND OTHERS;
OTHER INFORMATION

On November 11, 1998, the Company entered into a Severance Compensation Agreement with Joseph J. Lenz, the President of CACI Products Company, which is described in the "Employment Agreements" section beginning on page 14 of this Proxy Statement.

On December 9, 1998, the Company executed an agreement (Amendment Number 1 to the July 25, 1996 Severance Compensation Agreement) with James P. Allen, then Executive Vice President, Chief Financial Officer and Treasurer of the Company, governing Mr. Allen's separation from the Company. The agreement provided for the payment of severance in the amount of One Hundred Seventy Five Thousand Dollars ($175,000) (twelve months base salary), and for the payment of the value of Mr. Allen's unexercised stock options in the amount of One Hundred Ninety Three Thousand Seven Hundred Fifty Dollars ($193,750).

There exist no other transactions with management and others (as defined by applicable regulations), to which the Company or any of its subsidiaries was a party in fiscal year 1999 in which the amount involved exceeds Sixty Thousand Dollars ($60,000).

Legal Proceedings

Information regarding the status of the Company's legal proceedings is included in its Annual Report on Form 10-K and is incorporated herein by reference. Since the date of filing the Form 10-K, there have been no further material developments to the Company's legal proceedings.

RATIFICATION OF AUDITORS

The Board of Directors has appointed Deloitte & Touche LLP, Certified Public Accountants, as auditors to examine and report on the Company's financial statements for the fiscal year ending June 30, 2000. At the Annual Meeting, stockholders will vote on whether to ratify the selection of Deloitte & Touche LLP. If a quorum is present, the vote of the holders of a majority of the shares of stock and entitled to vote present in person or represented by proxy at the Annual Meeting will be required to ratify such selection.

Representatives of Deloitte & Touche LLP are expected to attend the Annual Meeting. Deloitte & Touche LLP's representatives will have the opportunity to make a statement if they so desire and they will be available to respond to appropriate questions.

The Board of Directors recommends that stockholders vote FOR ratification. If circumstances not presently contemplated so require, the Board of Directors may, at a later date, reconsider the appointment of Deloitte & Touche LLP, notwithstanding that a majority of shares may be voted to ratify their appointment.

SOLICITATION

The cost of this solicitation of proxies will be borne by the Company. The firm of Morrow & Co. has been retained to assist in soliciting proxies at a fee not to exceed $6,000.00 plus expenses. The Company may also reimburse banks, brokers, nominees, and other fiduciaries for postage and reasonable clerical expenses incurred by them in forwarding the proxy material to their principals. Proxies may be solicited without extra compensation by certain Officers, Directors and other employees of the Company, by telephone or telegraph, by personal contact, or by other means.

FUTURE STOCKHOLDER PROPOSALS

In order to be included in the proxy materials for the 2000 Annual Meeting, stockholder proposals must be received by the Secretary of the Company on or before June 19, 2000.

DOCUMENTS INCORPORATED BY REFERENCE

(1)   The Company's Annual Report on Form 10-K for the Fiscal Year ended June 30, 1999, filed with the Securities and Exchange Commission on or about September 28, 1999, is incorporated by reference.

OTHER MATTERS

As of this date, the Board of Directors knows of no business which may properly come before the meeting other than that stated in the Notice of Meeting accompanying this Proxy Statement. Should any other business arise, proxies given in the accompanying form will be voted in accordance with the discretion of the person or persons named therein.

By Order of the Board of Directors

Jeffrey P. Elefante (Secretary)

Arlington, Virginia

Dated: October 14, 1999

Appendix A

CACI International Inc

October 14, 1999

Dear Stockholder:

I cordially invite you to attend your Company's 1999 Annual Meeting of Stockholders on December 9, 1999, at 9:30 a.m., Eastern Standard Time. The meeting will be held at the Hilton Alexandria Mark Center, 5000 Seminary Road, Alexandria, Virginia, 22311.

Matters to be considered and acted on at the meeting include the election of directors and the ratification of the appointment of independent auditors. Detailed information concerning these matters is set forth in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

As a stockholder, your vote is important. I encourage you to execute and return your proxy promptly whether or not you plan to attend so that we may have as many shares as possible represented at the meeting. Returning your completed proxy will not prevent you from voting in person at the meeting if you wish to do so.

Thank you for your cooperation and continued support and interest in CACI International Inc.

Sincerely,

J.P. London
Chairman of the Board
and Chief Executive Officer

IMPORTANT: Even if you plan to attend the meeting, please complete, sign, and return promptly the enclosed proxy in the envelope provided to ensure that your vote will be counted. You may vote in person if you so desire, even if you previously have sent in your proxy. Please note that if you execute multiple proxies, the last proxy you execute revokes all previous ones.

If your shares are held in the name of a bank, brokerage firm or other nominee, please contact the party responsible for your account and direct him or her to vote your shares on the enclosed card.

Appendix B

CACI International Inc
1100 North Glebe Road
Arlington, Virginia 22201

_________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held December 9, 1999

Notice is hereby given that the Annual Meeting of Stockholders (the "Annual Meeting") of CACI International Inc (the "Company") will be held on Thursday, December 9, 1999, at 9:30 a.m., Eastern Standard Time, at the Hilton Alexandria Mark Center, 5000 Seminary Road, Alexandria, Virginia, 22311, for the following purposes:

     To elect the Company's Board of Directors.

     To ratify the appointment of Deloitte & Touche LLP as the Company's auditors for the current fiscal year.

     To transact such other business as may otherwise properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on October 11, 1999, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting.

A list of the stockholders entitled to vote at the Annual Meeting will be made available during regular business hours at the Hilton Alexandria Mark Center, 5000 Seminary Road, Alexandria, Virginia 22311, from November 26, 1999 through December 9, 1999, for inspection by any stockholder for any purpose germane to the meeting.

By Order of the Board of Directors

Jeffrey P. Elefante (Secretary)

Arlington, Virginia
Dated: October 14, 1999

IMPORTANT: Even if you plan to attend the meeting, please complete, sign, and return promptly the enclosed proxy in the envelope provided to ensure that your vote will be counted. You may vote in person if you so desire, even if you previously have sent in your proxy. Please note that if you execute multiple proxies, the last proxy you execute revokes all previous ones.

If your shares are held in the name of a bank, brokerage firm or other nominee, please contact the party responsible for your account and direct him or her to vote your shares on the enclosed card.

Appendix C

[PROXY CARD]
[Front]

Common Stock	CACI International Inc PROXY FOR DECEMBER 9, 1999 ANNUAL MEETING OF STOCKHOLDERS THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints J.P. London and Warren R. Phillips, and each of them, as Proxies of the undersigned, each with full power of substitution, to vote all of the shares of Common Stock of CACI International Inc the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of CACI International Inc to be held at the Hilton Plaza Hotel at Mark Center, 5000 Seminary Road, Alexandria, Virginia, 22311, on Thursday, December 9, 1999 at 9:30AM, Eastern Standard Time and at any adjournments thereof.

The Board of Directors recommends a vote FOR each of the following items, as more fully described in the accompanying proxy statement.

1.	ELECTION OF DIRECTORS FOR all nominees listed below [ ] (except as marked to the contrary below)	WITHHOLD AUTHORITY [ ] (to vote for all nominees listed below)

(INSTRUCTION; To withhold authority to vote for any individual nominee, strike a line through the noninee's name in the list below.)

           Richard L. Leatherwood          J. Phillip London          Larry Pfirman         Warren R. Phillips         Charles P. Revoile
           Glenn Ricart          Vincent L. Salvatori         William B. Snyder         Richard P. Sullivan          John M. Toups         Richard L. Armitage

2.	FOR [ ] AGAINST [ ] ABSTAIN FROM [ ] ratification of the appointment of Deloitte & Touche, LLP as independent auditors.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournments thereof. UNLESS OTHERWISE MARKED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ABOVE AND FOR ITEM TWO ABOVE. As of the date of the Proxy Statement, the Board of Directors knows of no other business to be presented at the Annual Meeting.

[PROXY CARD]
[Back]

Please complete, date, sign and mail this proxy card in the enclosed prepaid envelope.

The undersigned acknowledges receipt of the Notice and Proxy Statement for the Annual Meeting of Stockholders of CACI International Inc.

Please sign exactly as your name is shown on the Proxy. If signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are owned jointly, each owner should sign. If the signer is a corporation, the full corporate name shall be signed by a duly authorized officer.

Dated: , 1999

Signature of Beneficial Owner

Signature of Beneficial Owner